SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2007

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers.

In January 2007, Boston Communications Group, Inc. (the “Company”) entered into amendments to the Company’s Supplemental Executive Retirement Plan (“SERP”) with Paul Tobin, Ersin Galioglu, James Anderson, Thomas Erskine and William Wessman pursuant to which the Company and each of these executives agreed to terminate the SERP in exchange for a lump sum payment to be made to each executive in January 2008. In addition, the vesting for each executive who remains employed with the Company on the date of the lump sum payout will be accelerated in full, resulting in a minimum payout of $20,000. The Company and the executives have agreed to terminate the SERP in an effort to reduce costs for the Company, as the annual cost to fund the SERP was approximately $1 million and was increasing each year. The Company owns life insurance policies which have been sold to fund the payout of this liability.

The following indicates the estimated payments due to the executives as a result of the SERP amendments:

Executive	Lump Sum Payment Due January 2008	Total Payment With Accelerated Vesting
Paul Tobin	$1,543,000	$1,543,000
William Wessman	$486,000	$486,000
Thomas Erskine	$84,000	$153,000
Ersin Galioglu	$11,000	$45,000
James Anderson	—	$20,000

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2007	BOSTON COMMUNICATIONS GROUP, INC.

	By:	/s/ Thomas Doherty
Thomas Doherty
Acting Chief Financial Officer

Exhibit No.	Exhibit

99.1	Form of Amendment to the Supplemental Executive Retirement Non-Founders Agreement between the Company and each of Mr. Anderson, Mr. Galioglu, Mr. Wessman and Mr. Erskine dated January [__] 2007

99.2	Amendment to the Supplemental Executive Retirement Non-Founders Agreement between the Company and Paul Tobin dated January 12, 2007